Exhibit 99.1

eBAY INC. ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

San Jose, Calif, October 17, 2007 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its third quarter ended September 30, 2007.

eBay reported record consolidated Q3-07 net revenues of $1.89 billion, representing a year-over-year growth rate of 30%. GAAP operating loss was $938 million in Q3-07, representing (50%) of net revenues, compared to GAAP operating income of $339 million in Q3-06. GAAP net loss in Q3-07 was $936 million, or $0.69 loss per diluted share. Both the GAAP operating loss and GAAP net loss were the result of the previously announced goodwill impairment charge related to eBay’s acquisition of Skype.

Non-GAAP operating income was $593 million, representing a year-over-year increase of 28% and 31% of net revenues. Non-GAAP net income was $564 million, or $0.41 earnings per diluted share, representing a year-over-year increase of 53%.

The company purchased approximately 14.8 million shares of its common stock at a total cost of approximately $500 million during the quarter out of its authorized stock repurchase program of up to $2 billion by January 2009.

“During the quarter we made significant progress against our business unit strategies which resulted in record net revenues of $1.89 billion, a 30% year-over-year increase,” said eBay President and CEO, Meg Whitman. “eBay International, PayPal Merchant Services, StubHub, classifieds and our advertising businesses all performed above our expectations.”

Q3 Business Unit Discussion

Marketplaces

Overall, eBay’s Marketplaces business had a strong quarter, with strong top-line growth and profitability. The company continues to make significant investments aimed at its core business as well as growing its newer businesses.

Marketplaces net revenues totaled a record $1.32 billion in Q3-07, representing a year-over-year growth rate of 26%. eBay’s users posted a total of 556 million listings in Q3-07 representing a year-over-year decrease of 5%. These listings generated Gross Merchandise Volume (GMV) of $14.40 billion in Q3-07, representing a year-over-year increase of 14%.

Payments

PayPal posted another excellent quarter of Total Payment Volume (TPV) and revenue growth, primarily driven by its Merchant Services business, with acceleration in both.

PayPal net revenues totaled a record $470 million in Q3-07, representing a year-over-year growth rate of 35%. Global TPV was $12.22 billion in Q3-07, representing a year-over-year increase of 34%. PayPal Merchant Services contributed $5.38 billion globally to the $12.22 billion in global TPV in Q3-07, representing a year-over-year increase of 61%.

Communications

Skype delivered a third consecutive quarter of segment profitability, excluding the goodwill impairment charge of $1.39 billion. Geographically, all three major regions, Europe, North America and Asia exhibited robust revenue growth.

Skype net revenues totaled a record $98 million in Q3-07, representing a year-over-year growth rate of 96%. Skype had 246 million registered user accounts at the end of Q3-07, representing a year-over-year increase of 81%.

Other selected financial results

Operating Margin — GAAP operating margin was (50%) in Q3-07, compared to 23% in Q3-06 due to the goodwill impairment charge of $1.39 billion. Non-GAAP operating margin decreased to 31.4% in Q3-07 from 32.1% in Q3-06. The decrease in non-GAAP operating margin is primarily the result of faster growth from our lower margin businesses, primarily PayPal and Skype, mostly offset by productivity gains.

Taxes — The GAAP effective tax rate for Q3-07 was (4%), compared to 26% for Q3-06 and 23% in Q2-07. The non-GAAP effective tax rate in Q3-07 was 10%, which was a decrease from 27% for Q3-06 and 25% in Q2-07 primarily due to a tax benefit from a ruling issued by a tax authority related to prior periods resulting in a favorable impact of 8 percentage points and the remaining decrease was due to changes in the estimated geographic mix of the company’s taxable income for the year.

Cash Flows — GAAP operating cash flows increased to $629 million in Q3-07. Free cash flow increased to $510 million in Q3-07.

Cash, Cash Equivalents, and Investments — The company’s cash, cash equivalents, and investments totaled $4.44 billion at the end of Q3-07.

“Our third quarter results reflect strong revenue growth, even stronger non-GAAP earnings growth, and excellent free cash flow. With strong financial performance in each of the three quarters of the year, we approach the remainder of the year focused on the execution of our business plan and confident in our ability to deliver strong full-year revenue and earnings growth,” said Bob Swan, Chief Financial Officer, eBay Inc.

Business Outlook

Fourth Quarter 2007 — eBay expects consolidated net revenues for Q4-07 to be in the range of $2.100 billion to $2.150 billion. Non-GAAP earnings per diluted share for Q4-07 are expected to be in the range of $0.39 to $0.41. These amounts assume a US dollar to Euro exchange rate of $1.38.

Full Year 2007 — eBay now expects consolidated net revenues for 2007 to be in the range of $7.600 billion to $7.650 billion. Non-GAAP operating margin for 2007 is expected to be approximately 33%. Non-GAAP earnings per diluted share for 2007 are now expected to be in the range of $1.47 to $1.49. These amounts assume a Q4-07 US dollar to Euro exchange rate of $1.38 and actual rates through the first three quarters of 2007.

Quarterly Conference Call

eBay will host a conference call to discuss third quarter results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of other non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. These statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the regulatory, patent, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand, its services are offered in more jurisdictions and applicable laws become more restrictive; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its business model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	September 30,
	2006	2007

ASSETS
Current assets:
Cash and cash equivalents	$2,662,792	$3,912,591
Short-term investments	542,103	76,108
Accounts receivable, net	393,195	411,168
Funds receivable	399,297	565,438
Other current assets	973,199	1,396,446

Total current assets	4,970,586	6,361,751
Long-term investments	277,853	455,281
Property and equipment, net	998,196	1,059,607
Goodwill	6,544,278	6,180,413
Intangible assets, net	682,977	642,468
Other assets	20,121	87,292

	$13,494,011	$14,786,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,392	$98,712
Funds payable and amounts due to customers	1,159,952	1,597,159
Accrued expenses and other current liabilities	681,669	1,319,617
Deferred revenue and customer advances	128,964	156,183
Income taxes payable	464,418	101,196

Total current liabilities	2,518,395	3,272,867
Deferred and other tax liabilities, net	31,784	592,390
Other liabilities	39,200	48,863

Total liabilities	2,589,379	3,914,120

Total stockholders’ equity	10,904,632	10,872,692

	$13,494,011	$14,786,812

eBay Inc.

Unaudited Condensed Consolidated Statement of Income (Loss)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Net revenues (2)	$1,448,637	$1,889,220	$4,249,840	$5,491,723
Cost of net revenues (1)	319,995	446,521	900,475	1,256,999

Gross profit	1,128,642	1,442,699	3,349,365	4,234,724

Operating expenses (1):
Sales and marketing	385,497	485,240	1,158,528	1,406,260
Product development	120,405	164,879	363,447	450,411
General and administrative	236,511	287,447	702,639	849,284
Amortization of acquired intangible assets	47,196	51,888	151,680	150,791
Impairment of goodwill	—	1,390,938	—	1,390,938

Total operating expenses	789,609	2,380,392	2,376,294	4,247,684

Income (loss) from operations (3)	339,033	(937,693)	973,071	(12,960)
Interest and other income, net	41,230	38,363	92,618	102,350
Interest expense	(553)	(2,728)	(2,229)	(10,004)

Income (loss) before income taxes	379,710	(902,058)	1,063,460	79,386
Provision for income taxes	(98,814)	(33,577)	(284,288)	(262,021)

Net income (loss)	$280,896	$(935,635)	$779,172	$(182,635)

Net income (loss) per share:
Basic	$0.20	$(0.69)	$0.55	$(0.13)

Diluted	$0.20	$(0.69)	$0.54	$(0.13)

Weighted average shares:
Basic	1,406,382	1,354,786	1,405,837	1,360,830

Diluted	1,426,112	1,354,786	1,433,247	1,360,830

(1) Includes stock-based compensation as follows:
Cost of net revenues	$8,001	$9,132	$25,108	$27,543
Sales and marketing	23,149	22,192	74,933	64,501
Product development	19,010	21,374	62,702	56,751
General and administrative	23,359	27,891	80,002	83,365

Total stock-based compensation	$73,519	$80,589	$242,745	$232,160

(2)	Net revenues in the three-month period ended September 30, 2007 were positively impacted by foreign currency translation of approximately $54 million compared to the same period of the prior year. Net revenues in the nine-month period ended September 30, 2007 were positively impacted by foreign currency translation of approximately $179 million compared to the same period of the prior year. On a sequential basis, September 30, 2007 net revenues were positively impacted by foreign currency translation of approximately $14 million.

(3)	Operating income in the three-month period ended September 30, 2007 was positively impacted by foreign currency translation of approximately $24 million compared to the same period of the prior year. Operating income in the nine-month period ended September 30, 2007 was positively impacted by foreign currency translation of approximately $97 million compared to the same period of the prior year. On a sequential basis, September 30, 2007 operating income was positively impacted by foreign currency translation of approximately $6 million.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Cash flows from operating activities:
Net income (loss)	$280,896	$(935,635)	$779,172	$(182,635)
Adjustments:
Provision for doubtful accounts and authorized credits	22,319	21,601	74,193	66,848
Provision for transaction losses	31,790	31,079	81,696	100,848
Depreciation and amortization	135,224	151,720	400,936	441,891
Impairment of goodwill	—	1,390,938	—	1,390,938
Stock-based compensation related to stock options and employee stock purchases	73,519	80,589	242,745	232,160
Deferred income taxes	(118,157)	(17,757)	(131,457)	(68,934)
Tax benefit from stock-based compensation	18,266	59,874	108,790	112,883
Excess tax benefit from stock-based compensation	(16,290)	(39,252)	(77,263)	(69,026)
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(79,433)	(53,399)	(117,031)	(86,316)
Funds receivable	(88,182)	(63,295)	(54,372)	(163,732)
Other current assets	(205,787)	(414,139)	(339,278)	(437,012)
Other non-current assets	2,092	(21,236)	10,869	(79,069)
Accounts payable	(11,391)	4,147	63,901	12,707
Funds payable and amounts due to customers	307,451	302,271	387,466	420,817
Accrued expenses and other liabilities	(24,508)	33,067	(50,230)	5,642
Deferred revenue and customer advances	12,000	10,943	36,664	27,477
Income taxes payable and other tax liabilities	182,304	87,970	205,029	123,076

Net cash provided by operating activities	522,113	629,486	1,621,830	1,848,563

Cash flows from investing activities:
Purchases of property and equipment, net	(136,867)	(119,293)	(418,875)	(326,035)
Purchases of investments	(56,189)	(45,155)	(547,413)	(205,298)
Maturities and sales of investments	121,120	158,549	882,279	783,816
Acquisitions, net of cash acquired	—	—	(45,505)	(320,195)
Other	(7,551)	3,410	(8,796)	5,523

Net cash used in investing activities	(79,487)	(2,489)	(138,310)	(62,189)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	34,074	180,758	209,075	365,199
Repurchases of common stock, net	(666,541)	(495,838)	(666,541)	(1,170,699)
Excess tax benefit from stock-based compensation	16,290	39,252	77,263	69,026

Net cash used in financing activities	(616,177)	(275,828)	(380,203)	(736,474)

Effect of exchange rate changes on cash and cash equivalents	21,427	143,073	65,360	199,899

Net (decrease) increase in cash and cash equivalents	(152,124)	494,242	1,168,677	1,249,799
Cash and cash equivalents at beginning of period	2,634,381	3,418,349	1,313,580	2,662,792

Cash and cash equivalents at end of period	$2,482,257	$3,912,591	$2,482,257	$3,912,591

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Net transaction revenues
Marketplaces	$1,017,274	$1,198,418	$1,211,545	$1,236,835	$1,267,463
Current quarter vs prior quarter	2%	18%	1%	2%	2%
Current quarter vs prior year quarter	22%	24%	22%	24%	25%
Percent of Marketplaces revenue from international	49%	51%	52%	52%	51%
Payments	340,032	402,958	418,992	432,294	447,952
Current quarter vs prior quarter	3%	19%	4%	3%	4%
Current quarter vs prior year quarter	42%	35%	28%	31%	32%
Percent of Payments revenue from international	38%	40%	41%	42%	43%
Communications	50,021	63,417	77,078	89,133	96,772
Current quarter vs prior quarter	13%	27%	22%	16%	9%
Current quarter vs prior year quarter	—	156%	119%	102%	93%
Percent of Communications revenue from international	84%	84%	85%	85%	83%

Total net transaction revenues	1,407,327	1,664,793	1,707,615	1,758,262	1,812,187
Current quarter vs prior quarter	3%	18%	3%	3%	3%
Current quarter vs prior year quarter	31%	29%	26%	28%	29%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	41,310	55,108	60,459	76,167	77,033
Current quarter vs prior quarter	6%	33%	10%	26%	1%
Current quarter vs prior year quarter	44%	49%	65%	96%	86%

Total net revenues	$1,448,637	$1,719,901	$1,768,074	$1,834,429	$1,889,220

Current quarter vs prior quarter	3%	19%	3%	4%	3%
Current quarter vs prior year quarter	31%	29%	27%	30%	30%

eBay Inc.

Unaudited summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Marketplaces	$1,049,039	$1,237,523	$1,250,200	$1,290,552	$1,320,632
Current quarter vs prior quarter	2%	18%	1%	3%	2%
Current quarter vs prior year quarter	22%	24%	23%	26%	26%
Percent of Marketplaces revenue from international	49%	50%	51%	52%	51%
Payments	349,577	416,796	439,341	454,167	470,396
Current quarter vs prior quarter	3%	19%	5%	3%	4%
Current quarter vs prior year quarter	41%	37%	31%	34%	35%
Percent of Payments revenue from international	38%	41%	41%	42%	43%
Communications	50,021	65,582	78,533	89,710	98,192
Current quarter vs prior quarter	13%	31%	20%	14%	9%
Current quarter vs prior year quarter	—	164%	123%	103%	96%
Percent of Communications revenue from international	84%	84%	85%	84%	82%

Total net revenues	$1,448,637	$1,719,901	$1,768,074	$1,834,429	$1,889,220

Current quarter vs prior quarter	3%	19%	3%	4%	3%
Current quarter vs prior year quarter	31%	29%	27%	30%	30%

Net Revenues by Geography

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

US net revenues	$763,864	$872,287	$884,909	$895,820	$929,605
Current quarter vs prior quarter	5%	14%	1%	1%	4%
Current quarter vs prior year quarter	26%	20%	18%	24%	22%
Percent of total	53%	51%	50%	49%	49%
International net revenues	684,773	847,614	883,165	938,609	959,615
Current quarter vs prior quarter	(0)%	24%	4%	6%	2%
Current quarter vs prior year quarter	38%	40%	38%	37%	40%
Percent of total	47%	49%	50%	51%	51%

Total net revenues	$1,448,637	$1,719,901	$1,768,074	$1,834,429	$1,889,220

Current quarter vs prior quarter	3%	19%	3%	4%	3%
Current quarter vs prior year quarter	31%	29%	27%	30%	30%

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Confirmed Registered Users (1)	211.9	221.6	233.4	241.0	247.6
Current quarter vs prior quarter	5%	5%	5%	3%	3%
Current quarter vs prior year quarter	26%	23%	21%	19%	17%
Active Users (2)	79.8	81.8	82.9	83.3	83.0
Current quarter vs prior quarter	3%	3%	1%	0%	(0)%
Current quarter vs prior year quarter	17%	14%	10%	7%	4%
Number of Non-Store Inventory Listings (3)	488.3	526.5	509.3	480.0	473.2
Current quarter vs prior quarter	0%	8%	(4)%	(6)%	(1)%
Current quarter vs prior year quarter	20%	10%	4%	(2)%	(3)%
Number of Store Inventory Listings (3)	95.4	83.7	79.1	79.1	82.4
Current quarter vs prior quarter	(10)%	(12)%	(5)%	0%	4%
Current quarter vs prior year quarter	85%	27%	(6)%	(25)%	(14)%
Gross Merchandise Volume (4)	$12,639	$14,434	$14,281	$14,464	$14,395
Current quarter vs prior quarter	(2)%	14%	(1)%	1%	(0)%
Current quarter vs prior year quarter	17%	20%	14%	12%	14%
Fixed Price Trading (5) as % of gross merchandise volume	37%	38%	39%	39%	41%
eBay Stores (6) (in thousands)	573	593	632	649	520
Current quarter vs prior quarter	6%	3%	7%	3%	(20)%
Current quarter vs prior year quarter	71%	55%	30%	20%	(9)%
Percent of eBay Stores hosted internationally	56%	56%	57%	57%	46%

Rent.com, Shopping.com, and eBay’s classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of the eBay Marketplaces trading platforms. Users may register more than once, and as a result, may have more than one account.

(2)	All users, excluding users of Half.com and Internet Auction, who bid on, bought, or listed an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(3)	Listings on eBay Marketplaces trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(5)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

(6)	Total number of eBay Stores worldwide, hosted on eBay’s Marketplaces trading platforms as of each respective quarter end. Beginning in Q3-07, eBay China stores are excluded.

eBay Inc.

Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Total accounts (1)	122.5	133.0	143.3	153.1	164.0
Current quarter vs prior quarter	8%	9%	8%	7%	7%
Current quarter vs prior year quarter	41%	38%	36%	35%	34%
Active accounts (2)	30.9	35.1	35.7	35.9	37.5
Current quarter vs prior quarter	5%	14%	2%	1%	4%
Current quarter vs prior year quarter	26%	25%	22%	22%	21%
Total number of payments (3)	146.2	172.0	177.0	172.9	177.4
Current quarter vs prior quarter	2%	18%	3%	(2)%	3%
Current quarter vs prior year quarter	25%	23%	19%	21%	21%
Total payment volume (4)	$9,123	$11,004	$11,359	$11,691	$12,217
Current quarter vs prior quarter	3%	21%	3%	3%	4%
Current quarter vs prior year quarter	37%	36%	30%	32%	34%
Merchant Services total payment
volume as % of total payment volume	37%	36%	39%	42%	44%
Transaction rates (5)
Transaction revenue rate	3.73%	3.66%	3.69%	3.70%	3.67%
Transaction processing expense rate	1.07%	1.08%	1.09%	1.12%	1.15%
Transaction loss rate	0.35%	0.41%	0.32%	0.29%	0.25%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts. Users may register more than once, and as a result, may have more than one account.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter. Users may register more than once, and as a result, may have more than one account.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third-party processing expenses, and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.

Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Registered users (1)	135.9	171.2	195.5	219.6	245.7
Current quarter vs prior quarter	20%	26%	14%	12%	12%
Current quarter vs prior year quarter	—	129%	107%	94%	81%

(1)	Cumulative number of unique user accounts created on Skype. Users may register more than once, and as a result, may have more than one account.

eBay Inc.

Business Outlook
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at http://investor.ebay.com or the SEC’s website at www.sec.gov.

Three months ending December 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$2,100-$2,150	$2,100-$2,150
Diluted EPS	$0.32-$0.34	$0.39-$0.41

Year ending December 31, 2007
	GAAP	Non-GAAP(a)

Net revenues	$7,600-$7,650	$7,600-$7,650
Operating margin	~7%	~33%
Diluted EPS	$0.19-$0.21	$1.47-$1.49
Effective tax rate	58.0%-60.0%	21.0%-21.5%

(a)	Non-GAAP amounts and percentages reflect estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $55-$60 million and stock-based compensation and payroll taxes on employee stock options of approximately $75-$90 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on page 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, employer payroll taxes on employee non-qualified stock option gains, amortization or impairment of acquired intangible assets and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation related to stock options and employee stock purchases.  These expenses consist of expenses for stock options and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results.

Employer payroll taxes on employee non-qualified stock option gains.  This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options, over which management has virtually no control, and as such does not correlate to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill.  eBay incurs amortization or impairments of acquired intangible assets in connection with acquisitions and investments. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Income taxes associated with certain non-GAAP entries.  This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income
(In Thousands, Except Percentages)

	Three Months Ended
	September 30,	September 30,
	2006	2007

GAAP operating income (loss)	$339,033	$(937,693)
Stock-based compensation expense related to employee stock options and employee stock purchases	73,519	80,589
Payroll tax on stock option exercise	467	2,281
Amortization of developed technology (1)	4,278	5,441
Amortization of acquired intangible assets	47,196	51,888
Impairment of goodwill	—	1,390,938

Non-GAAP operating income	$464,493	$593,444

Non-GAAP operating margin	32.1%	31.4%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	September 30,	September 30,
	2006	2007

GAAP net income (loss)	$280,896	$(935,635)
Stock-based compensation expense related to employee stock options and employee stock purchases	73,519	80,589
Payroll tax on stock option exercise	467	2,281
Amortization of developed technology (1)	4,278	5,441
Amortization of acquired intangible assets	47,196	51,888
Impairment of goodwill	—	1,390,938
Income taxes associated with certain non-GAAP entries	(38,946)	(31,721)

Non-GAAP Net Income	$367,410	$563,781

Diluted net income (loss) per share:
GAAP	$0.20	$(0.69)

Non-GAAP	$0.26	$0.41

Shares used in GAAP diluted net income (loss) per-share calculation	1,426,112	1,354,786

Shares used in Non-GAAP diluted net income per-share calculation	1,426,112	1,373,284

(1)	Included within cost of net revenues on the condensed consolidated statement of income (loss)

Reconciliation of GAAP to Non-GAAP Effective Tax Rate
(In Thousands, Except Percentages)

	Three Months Ended
	September 30,	June 30,	September 30,
	2006	2007	2007

GAAP provision for income taxes (a)	$98,814	$112,315	$33,577
Income taxes associated with certain non-GAAP entries	38,946	42,532	31,721

Non-GAAP provision for income taxes (b)	$137,760	$154,847	$65,298

GAAP income (loss) before income taxes (c)	$379,710	$488,139	$(902,058)
Stock-based compensation expense related to employee stock options and employee stock purchases	73,519	79,621	80,589
Payroll tax on stock option exercise	467	1,291	2,281
Amortization of developed technology (1)	4,278	5,292	5,441
Amortization of acquired intangible assets	47,196	51,554	51,888
Impairment of goodwill	—	—	1,390,938

Non-GAAP income before income taxes (d)	$505,170	$625,897	$629,079

GAAP effective tax rate (a/c)	26%	23%	(4)%

Non-GAAP effective tax rate (b/d)	27%	25%	10%

Reconciliation of Operating Cash Flows to Free Cash Flow
(In Thousands)

	Three Months Ended
	September 30,	September 30,
	2006	2007

Net cash provided by operating activities	$522,113	$629,486
Less: Purchases of property and equipment, net	(136,867)	(119,293)

Free cash flow	$385,246	$510,193

(1)	Included within cost of net revenues on the condensed consolidated statement of income (loss)